SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

SUMMIT PROPERTIES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

March 21, 2003

Fellow Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Summit Properties Inc. to be held on Tuesday, May 13, 2003 at 11:00 a.m. at the offices of the Company, 309 East Morehead Street, Suite 200, Charlotte, North Carolina. The business to be conducted at the meeting is set forth in the formal notice that follows. At the meeting, we will review Summit’s operations, report on 2002 financial results and discuss Summit’s plans for the future. Our directors and management team will be available to answer any questions you may have from the floor.

Your vote is important to us. We hope that you will take the time to complete, sign and return the enclosed proxy card in the return envelope provided. Summit relies upon its stockholders to promptly complete, sign and return the cards in order to minimize costs relating to proxy solicitation. If you attend the meeting, as we hope you do, you may continue to have your shares voted as instructed in the proxy or you may withdraw your proxy at the meeting and vote your shares in person from the floor.

Thank you for your continued support of and interest in Summit.

Sincerely,

Steven R. LeBlanc
President and Chief Executive Officer

SUMMIT PROPERTIES INC.

309 East Morehead Street, Suite 200
Charlotte, North Carolina 28202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 13, 2003

       NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders (the “Annual Meeting”) of Summit Properties Inc. (the “Company”) will be held on Tuesday, May 13, 2003 at 11:00 a.m. at the offices of the Company, 309 East Morehead Street, Suite 200, Charlotte, North Carolina, for the following purposes:

1.	To elect one Class I director of the Company to serve until the 2004 annual meeting of stockholders and three Class III directors of the Company to serve until the 2006 annual meeting of stockholders and until their respective successors are duly elected and qualified.

2.	To consider and act upon any matters incidental to the foregoing or any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

      Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

      The Board of Directors has fixed the close of business on March 5, 2003 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record of the Company’s common stock, par value $.01 per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

      You are requested to complete and sign the enclosed form of proxy, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

By Order of the Board of Directors

Michael G. Malone, Esq.
Senior Vice President, Secretary
and General Counsel

Charlotte, North Carolina

March 21, 2003

      WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

SUMMIT PROPERTIES INC.

309 East Morehead Street, Suite 200
Charlotte, North Carolina 28202

PROXY STATEMENT

FOR 2003 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 13, 2003

March 21, 2003

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Summit Properties Inc. (the “Company”) for use at the 2003 Annual Meeting of Stockholders of the Company to be held on Tuesday, May 13, 2003, and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, stockholders will be asked to (1) vote upon the election of one Class I director and three Class III directors of the Company and (2) act upon any other matters properly brought before them.

     This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about March 21, 2003. The Board of Directors has fixed the close of business on March 5, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”). Only stockholders of record of the Company’s common stock, par value $.01 per share (“Common Stock”), at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 27,022,853 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them.

     The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Both abstentions and broker non-votes (as defined below) will be counted in determining the presence of a quorum. The affirmative vote of a plurality of votes cast at a meeting at which a quorum is present is sufficient for the election of directors. Abstentions and broker non-votes will be disregarded in determining the “votes cast” for purposes of electing directors. “Broker non-votes” are proxies from brokers or other nominees indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

     Stockholders of the Company are requested to complete, sign, date and promptly return the accompanying Proxy Card in the enclosed postage-prepaid envelope. Shares represented by a properly executed proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed on the proxy. If a properly executed proxy is submitted prior to such time and no instructions are given, the proxy will be voted FOR the election of the four nominees for the Board of Directors of the Company named in this Proxy Statement. It is not anticipated that any matters other than those set forth in this Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

     A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

     The Company’s 2002 Annual Report, including financial statements for the fiscal year ended December 31, 2002, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material. A copy of the Company’s annual report to the Securities and Exchange Commission on Form 10-K, including the financial statements, may be obtained without charge by writing to the Investor Relations Department of the Company at the following address: 309 East Morehead Street, Suite 200, Charlotte, North Carolina 28202, Attention: Susan Wilson.

PROPOSAL 1

ELECTION OF DIRECTORS

      In November 2002, the Board of Directors of the Company was enlarged from seven to eight members and the Board of Directors, based upon the recommendation of its Nominating Committee, appointed Wendy Riches to fill the vacancy resulting from this expansion. Maryland law requires that a director elected by the Board of Directors to fill a vacancy serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. Consequently, Ms. Riches is subject to election at the Annual Meeting.

      The Board of Directors is divided into three classes, with the directors in each class serving for a term of three years and until their respective successors are duly elected and qualified. The term of one class expires at each annual meeting of stockholders.

      At the Annual Meeting, one Class I director will be elected to serve until the 2004 annual meeting of stockholders and three Class III directors will be elected to serve until the 2006 annual meeting of stockholders and until their respective successors are duly elected and qualified. The Board of Directors has nominated Ms. Riches for election as a Class I director and James M. Allwin, William B. McGuire, Jr. and William F. Paulsen (collectively with Ms. Riches, the “Nominees”) for election as Class III directors at the Annual Meeting. The Board of Directors anticipates that each of the Nominees will serve, if elected, as a director. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend. The Board of Directors will consider a nominee for election to the Board of Directors recommended by a stockholder of record if the stockholder submits the nomination in compliance with the requirements of the Company’s Bylaws. See “Other Matters — Stockholder Proposals” for a summary of these requirements.

Recommendation

      The Board of Directors recommends a vote FOR its Nominees, James M. Allwin, William B. McGuire, Jr., William F. Paulsen and Wendy Riches.

Information Regarding Nominees, Other Directors and Executive Officers

      The following table and biographical descriptions set forth certain information with respect to the four Nominees for election as Class I and III directors at the Annual Meeting, the continuing directors whose terms expire at the annual meetings of stockholders in 2004 and 2005, and the executive officers of the Company who are not directors, based on information furnished to the Company by such directors and executive officers. There is no family relationship between any director or executive officer of the Company. Unless otherwise specified, the following information is as of December 31, 2002.

		Number of		Percent of
		Shares and		All Shares
	Director	Common Units		and Common
Name	Since	Beneficially Owned		Units(1)

Class I Nominee for Election at 2003 Annual Meeting
(Term to Expire in 2004)
Wendy Riches	2002	—		—
Class III Nominees for Election at 2003 Annual Meeting
(Term to Expire in 2006)
James M. Allwin	1999	88,500	(2)	*
William B. McGuire, Jr.	1994	1,019,039	(3)	3.28%
William F. Paulsen	1994	1,056,913	(4)	3.39%
Class I Continuing Directors
(Term to Expire in 2004)
Henry H. Fishkind	1994	40,608	(5)	*
James H. Hance, Jr.	1994	34,994	(6)	*
Class II Continuing Directors
(Term to Expire in 2005)
Steven R. LeBlanc	1998	658,104	(7)	2.10%
Nelson Schwab III	1994	48,000	(5)	*

*	Less than one percent.

(1)	Assumes that all common units of limited partnership interest (“Common Units”) of Summit Properties Partnership, L.P., a Delaware limited partnership and the Company’s principal operating subsidiary (the “Operating Partnership”), held by the person are presented to the Operating Partnership for redemption and acquired by the Company for shares of Common Stock. The total number of shares of Common Stock and Common Units used in calculating this percentage assumes that all of the Common Units outstanding held by persons other than the Company are presented to the Operating Partnership for redemption and acquired by the Company for shares of Common Stock. The Common Units held by the Company are not included for purposes of this calculation. As of December 31, 2002, there were 27,436,060 shares of Common Stock outstanding and 3,544,466 Common Units outstanding held by persons other than the Company. Options to purchase shares of Common Stock that are exercisable, and shares of Common Stock that a person has the right to receive under the Company’s 1994 Stock Option and Incentive Plan, as amended and restated (the “1994 Stock Plan”), each within 60 days of December 31, 2002, are deemed outstanding for computing the ownership of each director as a percentage of the total number of shares and Common Units outstanding, but are not deemed outstanding for computing the percentage of any other person.

(2)	The indicated ownership includes 15,000 shares of Common Stock subject to stock options exercisable within 60 days.

(3)	The indicated ownership includes 620,313 Common Units, 112,200 shares of Common Stock subject to stock options exercisable within 60 days, 2,653 shares of restricted stock awarded under the 1994 Stock Plan, that vested in January 2003, and 156,984 shares of Common Stock owned by certain related family trusts and 70,280 shares of Common Stock owned by a related family foundation, with respect to which 227,264 shares of Common Stock Mr. McGuire disclaims beneficial ownership.

(4)	The indicated ownership includes 596,045 Common Units, 176,400 shares of Common Stock subject to stock options exercisable within 60 days, 5,307 shares of restricted stock awarded under the 1994 Stock Plan that vested in January 2003, and 39,535 shares of Common Stock owned by Mr. Paulsen’s spouse, 91,956 shares of Common Stock owned by certain related family trusts and 75,000 shares of Common Stock owned by a related family foundation, with respect to which 206,491 shares of Common Stock Mr. Paulsen disclaims beneficial ownership.

(5)	The indicated ownership includes 28,000 shares of Common Stock subject to stock options exercisable within 60 days.

(6)	The indicated ownership includes 28,000 shares of Common Stock subject to stock options exercisable within 60 days and 1,000 shares of Common Stock held jointly by Mr. Hance and his spouse.

(7)	The indicated ownership includes 345,400 shares of Common Stock subject to stock options exercisable within 60 days, 8,250 shares of Common Stock that Mr. LeBlanc has the right to receive under the 1994 Stock Plan within 60 days and 6,468 shares of restricted stock awarded under the 1994 Stock Plan that vested in January 2003.

Nominees for Election as Directors

      James M. Allwin. Mr. Allwin has been a director of the Company since 1999. Mr. Allwin is President of Aetos Capital, an independent investment management firm. Prior to January 1, 1999, he was head of the investment management business of Morgan Stanley Dean Witter, which included Morgan Stanley Asset Management, Miller Anderson & Sherrerd and the firm’s Private Equity Funds: Capital Partners, Venture Capital and Real Estate. He was a member of the Morgan Stanley Dean Witter Management Committee. Mr. Allwin joined Morgan Stanley in 1976, and during the course of his career, he also worked in areas such as corporate finance, mergers and acquisitions and real estate. He is a graduate of Yale University, where he served as a member of the Investment Committee from 1997 to 2002, and a graduate of the Amos Tuck School of Business Administration at Dartmouth College, where he is a member of the Board of Overseers. He is a member of the Investment Advisory Committee of the Howard Hughes Medical Institute, the Chairman’s Council of the Museum of Modern Art in New York and the Board of Directors of The National Mentoring Partnership. He is also Chairman of both the Board of Trustees of Greenwich Academy and the Board of Directors of Communities In Schools, Inc., the nation’s largest non-profit stay-in-school program. Mr. Allwin is 50 years old.

      William B. McGuire, Jr. Mr. McGuire is Co-Chairman of the Board of Directors of the Company. He has served as Co-Chairman of the Board since December 1999 and formerly served as Chairman of the Board from 1994 to December 1999. Prior to the formation of the Company, Mr. McGuire served as a senior partner of the predecessor to the Company and as a general partner of each of the partnerships which transferred multifamily apartment communities to the Company when it was formed. Mr. McGuire founded the predecessor to the Company in 1972. Mr. McGuire also founded McGuire Properties, Inc., a real estate brokerage firm in 1972. Mr. McGuire acts as a consultant to Spectrum Properties Inc., a company engaged in office management development and leasing, and is on the Board of Advisors of IQMAX, a venture capital company. He has been active in the following professional and community organizations: Residential, Multifamily and Urban Development Mixed Use Councils of the Urban Land Institute; Charlotte Advisory Board of NationsBank of North Carolina, N.A.; and The Charlotte City Club, serving on its Board of Governors and as President. He was a trustee of the North Carolina Nature Conservancy; a founder and director of Habitat for Humanity of Charlotte; and the founder and President of The Neighborhood Medical Clinic. Mr. McGuire is 58 years old.

      William F. Paulsen. Mr. Paulsen is Co-Chairman of the Board of Directors of the Company. He has held the position of Co-Chairman of the Board since December 1999 and formerly held the position of Chief

Executive Officer from 1994 until July 2001. Mr. Paulsen has been a director of the Company since 1994. Prior to the formation of the Company, Mr. Paulsen was a senior partner and the Chief Executive Officer of the predecessor to the Company and a general partner of each of the partnerships which transferred multifamily apartment communities to the Company when it was formed. Mr. Paulsen joined the predecessor to the Company in 1981. He was selected as North Carolina Entrepreneur of the Year in 1991. In addition to his responsibilities with the Company, Mr. Paulsen is a member of the Urban Land Institute. Until December 2000, he also was a member of the Board of Directors of The Beach Company, a private real estate developer in Charleston, South Carolina. Mr. Paulsen is a trustee of The Asheville School. He also served as a Vice President of the Charlotte Apartment Association. Mr. Paulsen is 56 years old.

      Wendy Riches. Ms. Riches has been a director of the Company since November 2002. From 1999 to 2002, she held the position of President of ARC Integrated Marketing, leading D’Arcy’s marketing services network consisting of 32 agencies in 19 countries. From 1998 to 1999, Ms. Riches was employed by Hasbro, Inc. as President of global e-commerce and direct marketing. Prior to joining Hasbro, she was employed by Ogilvy & Mather from 1990 to 1998, during which time she served as Executive Creative Director and Managing Director for OgilvyOne and, subsequently, Chairman and Chief Executive Officer of OgilvyOne North America and a member of the global Board of OgilvyOne Worldwide. Ms. Riches chairs the Ethics and Privacy Committee of the Board of Directors of the Direct Marketing Association and is a member of the Board of Directors of Columbia House Holdings, Inc. Ms. Riches is 59 years old.

Incumbent Directors — Terms Expiring in 2004

      Henry H. Fishkind. Dr. Fishkind has been a director of the Company since 1994. He is the President of Fishkind & Associates, Inc., a private economic and financial consulting firm based in Orlando, Florida that he founded in 1987. Dr. Fishkind is serving as a member of the Florida Governor’s Economic Advisory Board for a term from 2000 to 2004. He also served on this Economic Advisory Board from 1979 to 1981. Dr. Fishkind is 53 years old.

      James H. Hance, Jr. Mr. Hance has been a director of the Company since 1994. Mr. Hance is Vice Chairman and Chief Financial Officer of Bank of America and a member of the corporation’s Board of Directors. He is responsible for the corporation’s Finance Group, comprising the finance, accounting and control functions, and for Treasury, including balance sheet management. He also is responsible for Principal Investing, Investor Relations, the Legal Department, Corporate Strategy and Management Services, which provides for the corporation’s real estate needs. The global payment business, which provides depository and treasury services to customers worldwide, also reports to Mr. Hance. Mr. Hance, a certified public accountant, spent 17 years with the Price Waterhouse accounting firm (now PricewaterhouseCoopers) in Philadelphia and Charlotte. For six years, he was a partner in the Charlotte office and served as the audit partner responsible for the firm’s relationship with NCNB Corporation (predecessor to NationsBank and Bank of America). From August 1985 until December 1986, he was Chairman and co-owner of Consolidated Coin Caterers Corp. in Charlotte. He joined NCNB Corporation in March 1987. Mr. Hance is a member of the Board of Directors of Caraustar Industries Inc., EnPro Industries, Inc. and Lance Inc. He is a trustee of Washington University in St. Louis and is a member of Washington University’s National Council for the John M. Olin School of Business. He is Chairman of the Board of Trustees of the North Carolina Blumenthal Performing Arts Center. In addition, he is a member of the Boards of The United Negro College Fund and The Foundation for the University of North Carolina at Charlotte, a member of the Society of International Business Fellows and a director of ACE Guaranty RE and ACE Capital RE Corporation. Mr. Hance is 58 years old.

Incumbent Directors — Terms Expiring in 2005

      Steven R. LeBlanc. Mr. LeBlanc is President, Chief Executive Officer and a director of the Company. He has been the President and a director since July 1998 and the Chief Executive Officer since July 2001. Mr. LeBlanc held the position of Chief Operating Officer from July 1998 to July 2001. Prior to joining the Company, Mr. LeBlanc served as President of Urban Growth Property Trust from 1997 to 1998 where he developed the company’s strategic business plan, orchestrated the transition to REIT status and initiated over $200 million in acquisitions and developments. From 1992 to 1997, Mr. LeBlanc served in a number of senior management positions with Archstone Communities and the Security Capital Group where he implemented a fully-integrated, operating company strategy focused on long-term sustainable cash flow growth. While at these companies, he was responsible for the acquisition and development of 11,000 apartment homes and the purchase of land for an additional 10,000 apartment homes. From 1984 to 1992, Mr. LeBlanc was a partner and Senior Vice President with Lincoln Property Company where he was a member of the senior management team and was responsible for the management of 17,000 apartments, as well as the firm’s acquisition and development activities throughout Texas and the Northeast. Mr. LeBlanc is a member of the Board of Directors of the National Multifamily Housing Council, St. Peter’s Homes and Real Estate Round Table and a member of the Urban Land Institute. Mr. LeBlanc is 45 years old.

      Nelson Schwab III. Mr. Schwab has been a director of the Company since 1994. He has been a Managing Director of Carousel Capital, a merchant-banking firm based in Charlotte, North Carolina specializing in middle market acquisitions, since 1996. Mr. Schwab served as Chairman and Chief Executive Officer of Paramount Parks from 1992 to 1995. Mr. Schwab is a member of the Boards of Directors of Silver Dollar City, Inc., Griffin Corporation, Childrens First, Simpson Performance Products, Burlington Industries, InServe Corp. and Herschend Family Entertainment Corp. Mr. Schwab previously served as the Chairman of the Carolinas Partnership, the Charlotte Chamber of Commerce and the North Carolina Blumenthal Performing Arts Center. He is currently a member of the Board of Trustees of the University of North Carolina at Chapel Hill. Mr. Schwab is 58 years old.

Executive Officers Who Are Not Directors

      Gregg D. Adzema. Mr. Adzema has been Executive Vice President and Chief Financial Officer of the Company since December 2001. In this capacity, he is responsible for overseeing the Company’s capital markets, finance, accounting, benefits, investor relations, public relations and market research activities. From September 1996 to December 2001, Mr. Adzema held several finance positions with the Company, most recently Senior Vice President of Finance and Accounting. Prior to joining the Company in September 1996, Mr. Adzema was employed by Arthur Andersen Real Estate Advisory Services in Washington, D.C. He is a member of the Urban Land Institute. Mr. Adzema is 38 years old.

      Douglas E. Brout. Mr. Brout has been Executive Vice President of Investments of the Company since December 2001. Since joining the Company in 1996, Mr. Brout has been responsible for the Company’s Acquisitions, Dispositions, Joint Ventures and Development Pre-Sales group. During his tenure with the Company, he has facilitated in excess of $1 billion in investment activity. All of the Company’s development operations are also included in Mr. Brout’s department. Mr. Brout brings to the Company over 20 years of experience fostered in diverse segments of the commercial real estate and finance industry. Prior to joining the Company, he worked for: Bear Stearns & Co. as a vice president specializing in Real Estate Investment Banking and Commercial Mortgage Securitization; Sentinel Real Estate Corp. as a vice president, where he was responsible for multifamily acquisitions throughout much of the United States; and The Related Companies of New York, where he was also a vice president handling numerous types of multifamily transactions. Mr. Brout is a member of the Board of Directors of the National Multifamily Housing Council. Mr. Brout is 43 years old.

      Keith L. Downey. Mr. Downey has been Executive Vice President of Construction of the Company since February 2002 and President of Summit Apartment Builders, Inc. since 1996. Mr. Downey joined Summit in 1985 as Development Manager responsible for development opportunities in the Tampa Bay area. In 1989, Mr. Downey assisted in the formation of Summit Apartment Builders, Inc., which at that time was a general contracting operation responsible for the construction of all of Summit’s communities in Florida. Since joining Summit in 1985, Mr. Downey has been responsible for the construction operations across the Company’s entire portfolio, and has been directly involved in the development and construction of over 8,000 apartment homes in 35 communities. Prior to joining the Company, Mr. Downey was Vice President for The Calibre Companies in Atlanta, Georgia from 1980 to 1984, where he worked in a similar development/construction role. From 1975 to 1979, Mr. Downey was a construction superintendent, project manager and partner in developing and constructing single family homes in Atlanta. Mr. Downey is 50 years old.

      Randall M. Ell. Mr. Ell has been Executive Vice President of Property Operations of the Company and President of Summit Management Company since June 2000. He is responsible for all property management operations of the Company’s communities, comprising over 16,000 apartment homes. From 1992 until June 2000, Mr. Ell was a Regional Vice President of the Company. Prior to joining the Company in 1992, Mr. Ell was employed by R&B Apartment Management, located in Northern Virginia, in the capacity of Regional Vice President. Mr. Ell is 45 years old.

      Michael L. Schwarz. Mr. Schwarz has been an Executive Vice President of the Company since 1994 and the Chief Operating Officer of the Company since December 2001. He served as the Chief Financial Officer of the Company from 1994 to December 2001. Prior to joining the Company, Mr. Schwarz served as co-founder, Senior Vice President and Chief Financial Officer of Industrial Developments International, Inc. (“IDI”), a developer of industrial real estate. While at IDI, Mr. Schwarz was responsible for the company’s capital markets activities, accounting operations and information technology efforts. In this capacity, Mr. Schwarz arranged over $500 million in financing including IDI’s initial capitalization. Mr. Schwarz is responsible for the Company’s property operations, investment activities and technology initiatives. He is a certified public accountant. Mr. Schwarz served as the Chairman of the Board of The Study Hall of Emmaus House, a non-profit educational facility serving inner-city youths. Mr. Schwarz also sits on the Board of The Beach Company, a private real estate developer in Charleston, South Carolina. Mr. Schwarz is 42 years old.

The Board of Directors and Its Committees

      Board of Directors. The Company is managed by an eight member Board of Directors, a majority of whom currently are independent of the Company’s management. The Company’s Board of Directors is divided into three classes, and the members of each class serve for staggered three-year terms. The Board is composed of three Class I directors (Ms. Riches and Messrs. Fishkind and Hance), two Class II directors (Messrs. LeBlanc and Schwab) and three Class III directors (Messrs. Allwin, McGuire and Paulsen). One Class I director and the Class III directors are up for election at the Annual Meeting. The terms of the continuing Class I and II directors will expire upon the election and qualification of directors at the annual meetings of stockholders in 2004 and 2005, respectively. At each annual meeting of stockholders, directors generally will be re-elected or elected for a full term of three years to succeed those directors whose terms are expiring. The Board of Directors met four times during 2002.

      Audit Committee. The Board of Directors has established an Audit Committee currently consisting of Ms. Riches and Messrs. Allwin, Fishkind, Hance and Schwab. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the scope and results of the audit engagement, reviews non-audit professional services provided by the independent public accountants as appropriate, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company’s internal accounting controls. The Audit Committee has adopted an Audit Committee Charter, a copy of which was attached as Appendix A to the Company’s proxy statement, dated March 19, 2001, for the 2001 annual meeting of stockholders. The Board of Directors has determined that each member of the Audit Committee is “independent” under the rules of the New York Stock Exchange. The Audit Committee met six times during 2002.

      Compensation Committee. The Board of Directors has established a Compensation Committee to determine compensation for the Company’s executive officers. The members of the Compensation Committee are Ms. Riches and Messrs. Allwin, Fishkind, Hance and Schwab. The Compensation Committee exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation and benefit plans. The Compensation Committee also has authority to grant awards under the 1994 Stock Plan to the employee directors, executive officers and other employees of the Company and its subsidiaries. The Compensation Committee met three times during 2002.

      Nominating Committee. The Board of Directors has established a Nominating Committee currently consisting of Ms. Riches and Messrs. Allwin, Fishkind, Hance and Schwab. The Nominating Committee reviews and evaluates potential nominees for election or appointment to the Board of Directors and recommends any such nominees to the full Board of Directors. The Nominating Committee will consider a nominee for election to the Board of Directors recommended by a stockholder of record if the stockholder submits the nomination in compliance with the requirements of the Company’s Bylaws. See “Other Matters — Stockholder Proposals” for a summary of these requirements. The Nominating Committee met twice during 2002.

      During 2002, each of the directors, with the exception of Mr. Schwab, attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Board on which such director served. Mr. Schwab attended 11 of 15, or 73%, of these meetings. Ms. Riches became a director of the Company on November 18, 2002 and attended all of the meetings of the Board of Directors and of the committees of the Board on which she served from that date through December 31, 2002.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

      During 2002, directors of the Company who were also employees did not receive any fees for their services as directors. Non-employee directors of the Company (the “Independent Directors”) received an annual director’s fee of $22,000 in 2002. Each Independent Director also received $1,000 for each regular meeting of the Board of Directors attended, $1,000 for each special meeting of the Board of Directors attended, $250 for each committee meeting attended if held concurrently with a regular or special meeting of the Board of Directors and $500 for each committee meeting attended if not held concurrently with a regular or special meeting of the Board of Directors. Pursuant to the 1994 Stock Plan, on May 21, 2002, each Independent Director, except Ms. Riches, received a non-qualified stock option, exercisable upon grant, to purchase 2,000 shares of Common Stock at a price equal to the market price of the Common Stock on the date of grant. Each Independent Director, except Ms. Riches, also received on May 21, 2002, a non-qualified stock option, exercisable upon grant, to purchase an additional 3,000 shares of Common Stock at a price equal to the market price of the Common Stock on the date of grant. Messrs. McGuire and Paulsen also received similar stock option grants for their services as directors. See “— Employment and Noncompetition Agreements” and “Certain Relationships and Related Transactions — Certain Business Relationships and Transactions with Management” for additional information.

Executive Compensation

      Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to the Chief Executive Officer and each of the other executive officers of the Company during the fiscal year ended December 31, 2002 (collectively, the “Executive Officers”).

Summary Compensation Table

				Long-Term Compensation

				Awards		Payouts

		Annual				Long-Term
		Compensation		Restricted	Securities	Incentive
				Stock	Underlying	Plan		All Other
		Salary	Bonus	Awards	Options	(“LTIP”)		Compensation
Name and Principal Position	Year	($)(1)	($)	($)(2)	(#)	Payouts($)(3)		($)(4)(5)

Steven R. LeBlanc	2002	440,000	—	—	240,000	—		5,196
President and	2001	425,000	—	—	24,000	661,430	(6)	4,204
Chief Executive Officer	2000	294,000	205,119	—	—	—		3,831
Michael L. Schwarz	2002	330,000	—	—	120,000	—		5,147
Executive Vice President	2001	320,000	64,000	—	19,000	390,595	(7)	4,420
and Chief Operating Officer	2000	236,000	182,683	—	—	—		3,831
Douglas E. Brout(8)	2002	215,000	110,348	—	80,000	—		5,196
Executive Vice President	2001	215,000	122,980	5,797 (9)	100,000	46,779	(10)	4,416
of Investments
Keith L. Downey(11)	2002	215,000	—	—	80,000	—		4,673
Executive Vice President of Construction and President of Summit Apartment Builders, Inc.
Randall M. Ell	2002	215,000	—	—	80,000	—		5,196
Executive Vice President of	2001	215,000	33,110	—	13,000	58,487	(12)	4,416
Property Operations and	2000	180,726	70,397	—	96,000	—		4,710
President of Summit Management Company
Gregg D. Adzema(13)	2002	200,000	—	—	80,000	—		5,196
Executive Vice President and	2001	175,000	30,420	—	50,000	39,775	(14)	4,416
Chief Financial Officer

(1)	Includes amounts deferred under the Company’s 401(k) plan. Under the plan, employees generally are permitted to invest up to 17% of their salary on a pre-tax basis, subject to a statutory maximum.

(2)	As of December 31, 2002, (a) Mr. LeBlanc held a total of 6,468 unvested shares of restricted stock valued at $115,130, (b) Mr. Schwarz held a total of 3,820 unvested shares of restricted stock valued at $67,996, (c) Mr. Brout held a total of 957 unvested shares of restricted stock valued at $17,035, (d) Mr. Downey held a total of 8,192 unvested shares of restricted stock valued at $145,818, (e) Mr. Ell held a total of 572 unvested shares of restricted stock valued at $10,182 and (f) Mr. Adzema held a total of 2,789 unvested shares of restricted stock valued at $49,644. The values as of December 31, 2002 set forth in this footnote 2 and the other footnotes in this Summary Compensation Table are based on a closing price of $17.80 per share of the Company’s Common Stock on such date.

(3)	Pursuant to performance stock award agreements dated January 2, 1998 (except with respect to Mr. LeBlanc, whose performance stock award agreement was dated July 2, 1998) issued under the 1994

Stock Plan (the “1998 Performance Stock Agreements”), each Executive Officer had the opportunity to earn up to 225% of a target number of performance shares of Common Stock based upon the Company’s average annual total return (share appreciation and distributions) from the date of the applicable 1998 Performance Stock Agreement to January 2, 2001. The amounts listed in the table above reflect the value of the actual number of performance shares received by each Executive Officer based on the closing price of $25.5625 per share of the Company’s Common Stock on January 2, 2001, the date of payout.

(4)	Amounts represent matching contributions made by the Company to the Executive Officer’s account under the Company’s 401(k) plan.

(5)	Pursuant to stock award agreements dated February 6, 2002 issued under the 1994 Stock Plan (the “2002 Stock Award Agreements”), each Executive Officer was awarded the opportunity to earn shares of Common Stock. The number of shares of Common Stock that an Executive Officer will be entitled to receive under the applicable 2002 Stock Award Agreement is based on the following schedule of dates and percentages: 15% on March 1, 2003; an additional 20% on each of March 1, 2004, 2005 and 2006; and the final 25% on March 1, 2007. The Executive Officer will receive the applicable number of shares on each date if he continues to be employed by the Company on such date. If the Executive Officer’s employment terminates for any reason other than death or disability, his right to receive the remaining unacquired shares will terminate. Upon the death or disability of the Executive Officer, or upon a “change of control” of the Company, the Executive Officer or his estate, as the case may be, will be entitled to immediately receive the remaining unacquired shares regardless of the schedule set forth above. Prior to the issuance of the shares to the Executive Officer on the relevant dates, the Executive Officer has no rights as a stockholder of the Company with respect to the shares, including the right to vote the shares and the right to receive dividends, and none of the unacquired shares are deemed outstanding. As of December 31, 2002, no shares had been issued pursuant to the 2002 Stock Award Agreements. Each Executive Officer was awarded the right to receive up to the aggregate number of shares of Common Stock listed below:

Executive Officer	Number of Shares

Steven R. LeBlanc	55,000
Michael L. Schwarz	27,500
Douglas E. Brout	16,000
Keith L. Downey	16,000
Randall M. Ell	16,000
Gregg D. Adzema	16,000

(6)	Mr. LeBlanc received 25,875 shares of Common Stock on January 2, 2001 under his 1998 Performance Stock Agreement. 19,407 of these shares vested prior to December 31, 2002 and the remaining 6,468 shares vested in January 2003 (the value of the unvested shares as of December 31, 2002 was $115,130). Dividends were paid on all such shares.

(7)	Mr. Schwarz received 15,280 shares of Common Stock on January 2, 2001 under his 1998 Performance Stock Agreement. 11,460 of these shares vested prior to December 31, 2002 and the remaining 3,820 shares vested in January 2003 (the value of the unvested shares as of December 31, 2002 was $67,996). Dividends were paid on all such shares.

(8)	Mr. Brout was promoted to an executive officer position with the Company on December 20, 2001.

(9)	Mr. Brout received 250 shares of restricted stock on January 17, 2001 under the 1994 Stock Plan which vest in three equal annual installments beginning on such date (the value of the unvested shares of such restricted stock as of December 31, 2002 was $1,477). Dividends are paid on all such shares of restricted stock.

(10)	Mr. Brout received 1,830 shares of Common Stock on January 2, 2001 under his 1998 Performance Stock Agreement. 1,373 of these shares vested prior to December 31, 2002 and the remaining 457 shares vested in January 2003 (the value of the unvested shares as of December 31, 2002 was $8,135). Dividends were paid on all such shares.

(11)	Mr. Downey was promoted to an executive officer position with the Company on February 6, 2002.

(12)	Mr. Ell received 2,288 shares of Common Stock on January 2, 2001 under his 1998 Performance Stock Agreement. 1,716 of these shares vested prior to December 31, 2002 and the remaining 572 shares vested in January 2003 (the value of the unvested shares as of December 31, 2002 was $10,182). Dividends were paid on all such shares.

(13)	Mr. Adzema was promoted to an executive officer position with the Company on December 20, 2001.

(14)	Mr. Adzema received 1,556 shares of Common Stock on January 2, 2001 under his 1998 Performance Stock Agreement. 1,167 of these shares vested prior to December 31, 2002 and the remaining 389 shares vested in January 2003 (the value of the unvested shares as of December 31, 2002 was $6,924). Dividends were paid on all such shares.

      Option Grants Table. The following table sets forth the options granted with respect to the fiscal year ended December 31, 2002 to the Company’s Executive Officers.

Option Grants in Last Fiscal Year

	Individual Grants
					Potential Realizable
		Percent of			Value at Assumed
	Number of	Total			Annual Rates of Stock
	Securities	Options			Price Appreciation
	Underlying	Granted to	Exercise or		For Option Term(1)
	Options	Employees in	Base Price	Expiration
Name	Granted(#)	Fiscal Year	($/Sh)	Date	5% ($)	10% ($)

Steven R. LeBlanc	240,000(2)	33.10%	22.00	2/6/12	3,320,564	8,414,960
Michael L. Schwarz	120,000(3)	16.55%	22.00	2/6/12	1,660,282	4,207,480
Douglas E. Brout	80,000(4)	11.03%	22.00	2/6/12	1,106,855	2,804,987
Keith L. Downey	80,000(5)	11.03%	22.00	2/6/12	1,106,855	2,804,987
Randall M. Ell	80,000(4)	11.03%	22.00	2/6/12	1,106,855	2,804,987
Gregg D. Adzema	80,000(4)	11.03%	22.00	2/6/12	1,106,855	2,804,987

(1)	The options will only have value if they are exercised, and that value will depend entirely on the share price on the exercise date. Potential realizable values are based on assumed compound annual appreciation rates specified by the Securities and Exchange Commission (the “SEC”). These increases in value are based on speculative assumptions and are not intended to forecast possible future appreciation, if any, of the Company’s stock price.

(2)	These options vest as follows: 36,000 shares vested on March 1, 2003; 48,000 shares vest on March 1, 2004; 48,000 shares vest on March 1, 2005; 48,000 shares vest on March 1, 2006; and 60,000 shares vest on March 1, 2007.

(3)	These options vest as follows: 18,000 shares vested on March 1, 2003; 24,000 shares vest on March 1, 2004; 24,000 shares vest on March 1, 2005; 24,000 shares vest on March 1, 2006; and 30,000 shares vest on March 1, 2007.

(4)	These options vest as follows: 12,000 shares vested on March 1, 2003; 16,000 shares vest on March 1, 2004; 16,000 shares vest on March 1, 2005; 16,000 shares vest on March 1, 2006; and 20,000 shares vest on March 1, 2007.

(5)	These options vest as follows: 12,000 shares vested on December 6, 2002; 16,000 shares vest on December 6, 2003; 16,000 shares vest on December 6, 2004; 16,000 shares vest on December 6, 2005; and 20,000 shares vest on December 6, 2006.

      Aggregated Option Exercises and Fiscal Year-End Option Value Table. The following table sets forth the aggregate number of options to purchase shares of Common Stock exercised in 2002 and the value of options to purchase shares of Common Stock held on December 31, 2002 by the Company’s Executive Officers.

Aggregated Option Exercises in Fiscal Year 2002 and

Fiscal Year-End 2002 Option Values

Value of
			Number of Securities	Unexercised
			Underlying Unexercised	In-the-Money
			Options at Fiscal	Options at Fiscal
			Year-End (#)	Year-End ($)(1)
	Shares Acquired On	Value	Exercisable/	Exercisable/
Name	Exercise (#)	Realized ($)	Unexercisable	Unexercisable

Steven R. LeBlanc	—	—	304,600/284,400	58,500/14,625
Michael L. Schwarz	30,000	20,100	103,600/155,400	46,800/11,700
Douglas E. Brout	—	—	42,400/142,400	3,120/3,120
Keith L. Downey	—	—	28,000/71,000	18,300/3,900
Randall M. Ell	—	—	69,200/127,800	8,320/2,080
Gregg D. Adzema	—	—	21,200/111,200	1,560/1,560

(1)	Based on a closing price of $17.80 per share of Common Stock on December 31, 2002.

Employment and Noncompetition Agreements

      The Company has entered into employment agreements with the Executive Officers (collectively, the “Employment Agreements”). The Employment Agreement with Mr. LeBlanc has a term through July 1, 2004, with such Employment Agreement automatically extending thereafter for consecutive one-year terms unless otherwise terminated pursuant to the provisions thereof. The Employment Agreement with Mr. Schwarz had an original term through February 16, 1996 and, thereafter, automatically continues until otherwise terminated pursuant to the provisions thereof. The respective Employment Agreements with Messrs. Brout, Downey, Ell and Adzema continue until either party gives advance notice to the other terminating the employment relationship, which notice may be given without cause and for any or no reason.

      Each Employment Agreement provides that the Executive Officer’s base salary will be reviewed on an annual basis and may be increased or decreased, subject to the limitation that the base salary of Mr. LeBlanc may not be decreased below $410,000. The Employment Agreements also provide that the Executive Officers will be paid such other amounts as the Compensation Committee, in its discretion, determines to award.

      The Employment Agreements with Messrs. LeBlanc and Brout also provide for certain severance benefits. If Mr. LeBlanc’s employment is terminated either by the Company without “cause” or by Mr. LeBlanc for “cause” (each as defined in his Employment Agreement) during the original term or any extended term of his Employment Agreement, Mr. LeBlanc will be entitled to receive his base salary, as in effect on the date of termination, for the period ending on the later of July 1, 2004 or the first anniversary of the date of termination. Under such circumstances, Mr. LeBlanc also will be entitled to receive an amount equal to the bonus paid to him in the calendar year immediately preceding such termination of his employment with the Company. Upon the termination of Mr. LeBlanc’s employment by reason of death or disability, his estate or he, as the case may be, will be entitled to receive payments equal to (i) his base salary, as in effect on the date of termination, through the period ending on the later of July 1, 2004 or the first anniversary of the date of termination, plus (ii) an amount equal to the bonus paid to him in the calendar year immediately preceding such termination, except that in the case of termination by reason of disability, the amount of such payments shall be offset by the proceeds of any disability plan awards provided by the Company. The Employment Agreement with Mr. LeBlanc provides that if his employment is terminated by the Company for “cause” or if he voluntarily terminates his employment other than for “cause” (each as defined in his Employment Agreement), no severance amount will be payable. If Mr. Brout’s employment is terminated by the Company without “cause,” Mr. Brout will be entitled to receive an amount equal to his monthly base salary multiplied by the number of years, or portions thereof, that Mr. Brout was employed by the Company prior to such termination.

      The Employment Agreements with Messrs. Schwarz, Downey, Ell and Adzema do not provide for any severance amounts to be payable upon the termination of their employment with the Company. These Executive Officers and Messrs. LeBlanc and Brout have severance agreements with the Company that entitle them to severance benefits in certain circumstances as described below.

      Each of the Executive Officers also entered into a noncompetition agreement with the Company, or an employment agreement that includes substantially the same terms as these noncompetition agreements (collectively, the “Noncompetition Agreements”). Subject to certain limited exceptions, the Noncompetition Agreements prohibit all of the Executive Officers from engaging in any businesses prior to their termination of employment, other than those of the Company, without the prior written consent of the President of the Company. The Noncompetition Agreements also prohibit the Executive Officers for a two-year period following the termination of their employment with the Company, from hiring certain key employees of the Company or participating in any efforts to persuade such employees to leave the Company and, for a one-year period following the termination of their employment with the Company, from engaging in any manner, directly or indirectly, in any business which engages or attempts to engage in the acquisition, development, construction, operation, management or leasing of any of the Company’s then existing communities or development or acquisition opportunities. Under the Noncompetition Agreements, such Executive Officers are prohibited from disclosing trade secrets and, for prescribed periods, other confidential information of the Company.

Severance Agreements

      The Company entered into severance agreements (collectively, the “Severance Agreements”) with (i) Mr. LeBlanc on July 1, 1998, (ii) Mr. Schwarz on April 2, 1997, (iii) Mr. Ell on June 1, 2000 and (iv) each of Messrs. Brout, Downey and Adzema on December 17, 2001. The Severance Agreements provide for the payment of severance benefits equal to three times such Executive Officer’s annual base salary and cash bonus in the event of the termination of such Executive Officer’s employment under certain circumstances following a “change in control” of the Company or a “combination transaction” involving a consolidation or merger. The benefits payable under the terms of the Severance Agreements are subject to reduction by the amount of any severance benefits payable under applicable Employment Agreements. In the event that any payment of severance benefits to an Executive Officer, pursuant to the terms of his Severance Agreement or otherwise (the “Severance Payments”), would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, or any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”), the Severance Agreements provide for an additional payment such that the Executive Officer, after deduction of any Excise Tax on the Severance Payments and any federal, state and local income tax, employment tax and Excise Tax on such additional payment, will receive an amount equal to the Severance Payments.

Stock Performance Graph

      The following graph provides a comparison, from December 31, 1997 through December 31, 2002, of the cumulative total stockholder return (assuming reinvestment of any dividends) among the Company, the Standard & Poor’s 500 Index (the “S&P 500 Index”) and the National Association of Real Estate Investment Trusts All Equity REIT Index (the “NAREIT Index”), an industry index of 149 real estate investment trusts (“REITs”) (including the Company) as of December 31, 2002. The NAREIT Index includes REITs with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of real estate. Upon written request, the Company will provide any stockholder with a list of the REITs included in the NAREIT Index. The historical information set forth below is not necessarily indicative of future performance. Data for the graph was provided to the Company by SNL Securities L.C.

Total Return Performance

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

Summit Properties Inc.	100.00	88.59	100.58	158.90	164.43	127.49
S&P 500 Index	100.00	128.55	155.60	141.42	124.63	96.95
NAREIT All Equity REIT Index	100.00	82.50	78.69	99.44	113.29	118.08

Report of the Compensation Committee on Executive Compensation

      Responsibilities of the Company’s Compensation Committee. The Company’s Executive Compensation Program is administered under the direction of the Compensation Committee of the Board of Directors of the Company, which is composed of the Company’s Independent Directors. The specific responsibilities of the Compensation Committee are to:

1. Administer the Company’s Executive Compensation Program.

2. Review and approve compensation awarded to the Company’s executive officers pursuant to the Executive Compensation Program.

3. Monitor the performance of the Company in comparison to performance by executive officers in conjunction with executive officer compensation.

4. Monitor compensation awarded to executive officers of the Company in comparison to compensation received by executive officers of the Company’s Comparative Compensation Peer Group (as defined below).

      Compensation determinations pursuant to the Executive Compensation Program are generally made at or around the end of the fiscal year. At this time, incentive cash bonuses are calculated pursuant to the Funds Available for Distribution (“FAD”) growth criteria which was contained in the respective Executive Compensation Program approved by the Compensation Committee prior to or shortly after the commencement of the fiscal year. Payment of a cash bonus is subject to audited confirmation of Company financial performance, which occurs immediately after the end of the fiscal year. Also at or around the end of the fiscal year, base salaries and criteria for short-term cash incentive compensation and long-term equity based incentive compensation under the 1994 Stock Plan are set for the following fiscal year.

      In fulfilling its responsibilities, the Compensation Committee takes into account recommendations from management, as well as the factors enumerated herein for specific elements of compensation. The Compensation Committee periodically reviews comparative compensation data, which includes data on the Company’s Comparative Compensation Peer Group, as well as data from other companies with attributes comparable to the Company.

      The Philosophy of the Compensation Committee. The philosophy of the Compensation Committee as reflected in the specific compensation elements included in the 2002 Executive Compensation Program is to:

1. Attract, retain and reward experienced, highly motivated executive officers that are capable of effectively leading and continuing the growth of the Company.

2. Place emphasis on short-term and long-term incentive compensation, which is dependent upon both Company and individual performance.

3. Reward and encourage executive officer activity that results in enhanced value for stockholders.

4. Link both short-term and long-term incentive compensation as much as possible to the achievement of specific individual and Company goals.

      Elements of Compensation. It is the belief of the Compensation Committee that the above philosophy can best be implemented through three separate components of executive compensation with each component designed to reward different performance goals, yet with all three components working together to satisfy the ultimate goal of enhancing stockholder value. The three elements of executive compensation are:

1. Salary, which compensates the executive for performing the basic job description through the performance of routine designated tasks.

2. Short-term incentive compensation in the form of a cash bonus, which rewards the executive for Company growth, and in some cases, outstanding performance of routine designated tasks during the fiscal year.

3. Long-term incentive compensation in the form of stock options and/or stock grants, which provide long-term rewards to the executive in a manner directly related to the enhancement of stockholder value through an appreciated stock price.

      In administering each element of compensation for 2002, the Compensation Committee considered the integration of that element not only with the other two elements of compensation, but also with additional benefits available to the executive such as the 1996 Non-Qualified Employee Stock Purchase Plan (which was suspended in July 2002), the Company’s Employee Loan Program (under which new loans to executive officers were prohibited beginning in July 2002), Company provided insurance benefits and Company sponsored retirement savings plans.

      Base Salary. Base salaries for executive officers are set based on the following factors:

1. Comparison to executive officer base salaries for the Comparative Compensation Peer Group to the extent such data is available.

2. Comparison to other executive officers within the Company.

3. Individual performance of the routine designated tasks assigned.

4. Overall experience of the executive officer.

      Base salary increases for executive officers are considered annually by the Compensation Committee. The granting of salary increases is dependent upon:

1. The executive’s performance in the following areas:

a. Accomplishing the routine designated tasks of the position.

b. Promoting Company values.

c. Development and training of subordinate Company employees.

d. Leadership abilities and team member abilities.

e. Satisfaction of the executive officer’s respective internal or external customers.

2. Increased or revised job responsibilities.

3. Comparison to the Comparative Compensation Peer Group to the extent such data is available.

4. Comparison to other executive officers within the Company.

5. Overall economic performance of the Company relative to the Comparative Compensation Peer Group.

      Based upon the above criteria, none of the executive officers were awarded an increase in their 2002 base salary (as set forth in the above Summary Compensation Table), except for Messrs. Downey and Adzema who were awarded increases in their base salaries in connection with their added responsibilities as Executive Vice President of Construction and Chief Financial Officer, respectively. The base salaries of Messrs. LeBlanc and Schwarz were increased during 2001 in connection with their respective promotions following the resignation of William F. Paulsen as the Company’s Chief Executive Officer. Their 2002 base salaries were maintained at this increased level.

      Cash Bonuses. The Company’s 2002 Executive Compensation Program rewards Company executives with annual cash bonuses based upon favorable performance by both the Company and the individual executive. This program was formulated to foster team performance among the executive officers in accomplishing goals for growth in FAD per share of Common Stock (“per share FAD”) while at the same time aligning executive annual cash incentive goals with stockholder goals through the translation of per share FAD growth into an appreciated share price. For 2002, a majority of the potential cash bonus for each of Messrs. LeBlanc, Schwarz and Adzema, and a significant portion of the potential cash bonus for each of Messrs. Brout, Downey and Ell, was dependent upon growth in per share FAD over the previous fiscal year. A minority of the 2002 potential cash bonus for each of Messrs. LeBlanc, Schwarz and Adzema was dependent upon commendable performance of specially assigned tasks and outstanding performance of routine duties. A significant portion of Mr. Brout’s potential cash bonus for 2002 was dependent upon (i) the attainment and commencement of certain development properties, and (ii) commendable performance in connection with certain property acquisitions and dispositions. A significant portion of Mr. Downey’s potential cash bonus for 2002 was dependent upon the construction progress and completion of certain properties within specific budget and schedule constraints. A significant portion of Mr. Ell’s potential cash bonus for 2002 was dependent upon (i) the attainment of certain stabilized property operating income goals compared to certain other multifamily REITs which the Compensation Committee considers to be in the Company’s peer group, and (ii) the operating performance of newly constructed or acquired properties. The remainder of the potential cash bonus for 2002 for each of Messrs. Brout, Downey and Ell was dependent upon commendable performance of specially assigned tasks and outstanding performance of routine duties.

      The 2002 Executive Compensation Program was approved by the Compensation Committee on February 5, 2002, thereby establishing the specific per share FAD growth criteria and requisite financial returns on the Company’s communities upon which a portion of each Executive Officer’s potential cash bonus was dependent. For fiscal year 2002, the threshold per share FAD growth criteria was not achieved. As a result, none of the Executive Officers received that portion of his potential cash bonus dependent upon the achievement of such per share FAD growth. Each of the Executive Officers voluntarily declined to receive that portion of his potential cash bonus dependent upon commendable performance of specially assigned tasks and outstanding performance of routine duties during 2002. The required goals with respect to the Company’s development properties and property acquisitions and dispositions were achieved during 2002; therefore, Mr. Brout received that portion of his potential cash bonus dependent upon achievement of such goals. For 2002, the required construction goals were not achieved; therefore, Mr. Downey did not receive that portion of his potential cash bonus dependent upon achievement of such goals. The required goals with respect to operating income for stabilized properties (compared to certain other multifamily REITs which the Compensation Committee considers to be in the Company’s peer group) and operating performance of newly constructed or acquired properties were not achieved during 2002; therefore, Mr. Ell did not receive that portion of his potential cash bonus dependent upon achievement of such goals.

      Stock Options and Stock Grants. The Compensation Committee believes that awards of stock options or stock grants provide long-term incentive compensation to executive officers that is aligned most directly with the achievement of enhanced value for stockholders through an appreciating stock price. As such, the Compensation Committee believes that awards of stock options or stock grants should be made to executive officers in meaningful amounts on a regular basis, but not necessarily annually.

      The number of stock options or stock grants awarded to an executive officer is based on the following criteria:

1. Overall responsibility of the executive officer.

2. Overall ability to contribute to an increase in FAD per share.

3. Level of base salary component of compensation.

4. Comparison to other executive officers in the Comparative Compensation Peer Group.

5. Comparison to other executive officers within the Company.

      The Compensation Committee considers the awards of stock options or stock grants on a current basis only. The existing stockholdings of an individual executive are not taken into consideration when awarding stock options or stock grants. When granting awards, the Compensation Committee intends to utilize restricted stock, other vesting stock awards and/or stock option grants subject to a three to five year vesting period, other than in instances where stock is granted in lieu of cash compensation, in which case the Compensation Committee may award unrestricted stock which is not subject to vesting.

      In 2002, the Company granted Messrs. LeBlanc, Schwarz, Brout, Downey, Ell and Adzema options to purchase 240,000, 120,000, 80,000, 80,000, 80,000 and 80,000 shares of Common Stock, respectively, which options vest over a five-year period. In 2002, each of these Executive Officers also received a stock award agreement issued under the 1994 Stock Plan, pursuant to which such Executive Officers have the opportunity to earn a number of shares of Common Stock over a five-year period based upon their continuing employment with the Company. The Company awarded Messrs. LeBlanc, Schwarz, Brout, Downey, Ell and Adzema the right to receive up to 55,000, 27,500, 16,000, 16,000, 16,000 and 16,000 shares of Common Stock, respectively. Mr. Brout, the only Executive Officer to receive a cash bonus in 2002, received such bonus solely in cash, as the Company’s policy to issue stock in lieu of that portion of cash bonus in excess of 50% of base salary was waived.

      Definition of Funds Available for Distribution (FAD). As noted above, certain elements of executive compensation are based on achieving specific goals in per share FAD growth. FAD is defined as Funds From Operations (“FFO”) less capital expenditures funded by operations (recurring capital expenditures). The Company computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO, as defined by NAREIT, represents net income (loss), excluding gains or losses from sales of property and extraordinary items, plus depreciation of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures, all determined on a consistent basis in accordance with generally accepted accounting principles (“GAAP”). The Company’s methodology for calculating FFO and FAD may differ from the methodology for calculating FFO and FAD utilized by other real estate companies and, accordingly, may not be comparable to other real estate companies. FFO and FAD do not represent amounts available for management’s discretionary use because of needed capital expenditures or expansion, debt service obligations, property acquisitions, development, dividends and distributions or other commitments and uncertainties. FFO and FAD should not be considered as alternatives to net income (determined in accordance with GAAP) as an indication of the Company’s financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to pay dividends or make distributions. The Company believes FFO and FAD are helpful to investors as a measure of its performance because, along with cash flows from operating, financing and investing activities, they provide investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures.

      Compensation of the Chief Executive Officer. Mr. LeBlanc’s total compensation for fiscal year 2002 consisted of a base salary and a potential cash bonus, as well as the stock options and stock grants discussed above. The Compensation Committee believes that Mr. LeBlanc’s 2002 base salary, potential maximum cash bonus based on per share FAD growth of the Company and grants of stock options and common stock, were each respectively and when combined, within reasonable and competitive practices in comparison to the Comparative Compensation Peer Group. As the threshold per share FAD growth criteria was not achieved during 2002, Mr. LeBlanc did not receive that portion of his potential cash bonus dependent upon the achievement of such per share FAD growth. In addition, Mr. LeBlanc voluntarily declined to receive that portion of his potential cash bonus dependent upon commendable performance of specially assigned tasks and outstanding performance of routine duties during 2002.

      Comparative Compensation Peer Group. The Compensation Committee compares both the individual components and the total compensation of executive officers to compensation practices in the comparative market by periodically reviewing data on the Comparative Compensation Peer Group provided by management or outside consultants. The Comparative Compensation Peer Group is primarily a sampling of REITs with similar characteristics to the Company, as well as some similarly sized companies from other industries. Utilization of this comparative data provides assurance to both executive officers and the Company’s stockholders that executive officers are being compensated adequately yet reasonably in the context of the overall market. The Compensation Committee believes that both base salaries and short-term cash incentive compensation for executive officers in 2002 were within reasonable and competitive practices in comparison to the Comparative Compensation Peer Group.

      A portion of the REITs that comprise the Comparative Compensation Peer Group as defined above are also included in the NAREIT Index that is the basis for the Stock Performance Graph contained elsewhere in this Proxy Statement; however, not all of those REITs are included in the Comparative Compensation Peer Group. The Compensation Committee believes that the equity REITs that comprise the Comparative Compensation Peer Group are the most direct comparisons for the Company and its Executive Compensation Program.

      Deduction Limit of $1 Million Pursuant to Section 162(m). The SEC requires that this report comment upon the Company’s policy with respect to Section 162(m) of the Internal Revenue Code which limits the deductibility on the Company’s tax return of compensation over $1 million to certain executive officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by the Company’s stockholders. The Compensation Committee’s policy with respect to Section 162(m) is to make every reasonable effort to insure that compensation is deductible to the extent permitted, while simultaneously providing Company executives with appropriate awards for their performance. The Company did not pay any compensation during 2002 that would be subject to Section 162(m).

SUBMITTED BY THE COMPENSATION COMMITTEE:

     James M. Allwin
     Henry H. Fishkind
     James H. Hance, Jr.
     Wendy Riches (joined the Compensation Committee
          on November 18, 2002 and did not participate
          in all of the 2002 deliberations)
     Nelson Schwab III

      The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee currently consists of Ms. Riches and Messrs. Allwin, Fishkind, Hance and Schwab. None of these individuals has served as an officer or employee of the Company or any of its subsidiaries. Mr. Hance is Vice Chairman and Chief Financial Officer of Bank of America, a lending institution that has provided financing and related services to the Company on customary terms and conditions. Bank of America has provided the Company with credit enhancements on certain of the Company’s apartment communities financed with tax-exempt bonds and is a member of a group of banks that provides the Company’s $225 million unsecured credit facility. Bank of America’s commitment amount in connection with such credit facility is $40 million. During 2002, Bank of America invested approximately $600,000 of its $8.8 million commitment amount in certain historic tax credit ventures with the Company. Bank of America is also the counter-party to a fixed-to-floating interest rate swap with a notional amount of $50 million entered into by the Company in 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers and directors, and persons who are beneficial owners of more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company by the executive officers, directors and greater than 10% beneficial owners, all Section 16(a) filing requirements were satisfied during 2002, except that Mr. Brout inadvertently filed two Forms 4 late, each with respect to one transaction, and each of the Executive Officers inadvertently reported one transaction late.

AUDIT COMMITTEE REPORT AND RELATED MATTERS

Report of the Audit Committee

      The undersigned members of the Audit Committee of the Board of Directors submit the following report:

1. The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the fiscal year ended December 31, 2002.

2. The Audit Committee has discussed with the Company’s independent auditors the matters which are required to be discussed with them under the provisions of Statement on Auditing Standards No. 61.

3. The Audit Committee has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 and has discussed with the Company’s independent auditors their independence.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE:

James M. Allwin

Henry H. Fishkind
James H. Hance, Jr.
Wendy Riches
Nelson Schwab III

      The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Audit Fees

      Aggregate fees for the fiscal year 2002 audit and the reviews of financial statements included in the Company’s Forms 10-Q for fiscal year 2002 were approximately $183,900.

Financial Information Systems Design and Implementation Fees

      Deloitte & Touche LLP did not render any services related to financial information systems design and implementation for the fiscal year ended December 31, 2002.

All Other Fees

      Aggregate fees for all other services rendered by Deloitte & Touche LLP for the fiscal year ended December 31, 2002 were approximately $843,910, including $247,522 for audit related services and $596,388 for tax related services. Audit related services generally included fees for comfort letters and consents to SEC registration statements, accounting consultations, employee benefit plan audits and agreed-upon procedures. Tax related services included fees of $215,857 for tax compliance services, $358,409 for tax advisory services (consisting primarily of REIT qualification monitoring and advice with respect to property acquisitions and dispositions and financing transactions) and $22,122 for property tax services. The Audit Committee has determined that the provision of these services is compatible with maintaining the auditors’ independence.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

      The following table sets forth the beneficial ownership of Common Stock for (i) the directors and the Executive Officers, (ii) the directors (including Independent Directors) and Executive Officers as a group, and (iii) each other person who is a stockholder of the Company holding more than a 5% beneficial interest in the Company. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power. The number of shares listed represents the number of shares of Common Stock that the person holds plus the number of shares for which Common Units held by the person are redeemable (if the Operating Partnership elects to cause the Company to issue Common Stock rather than pay cash upon such redemption). The extent to which the persons hold shares of Common Stock as opposed to Common Units is set forth in the footnotes.

	Number of Shares		Percent of
	and Common		All Shares
Name and Business Address	Units Beneficially	Percent of	and Common
of Beneficial Owners*	Owned(1)	All Shares(2)	Units(3)

Directors and Executive Officers
William B. McGuire, Jr.(4)	1,019,039	3.62%	3.28%
William F. Paulsen(5)	1,056,913	3.75%	3.39%
Steven R. LeBlanc(6)	658,104	2.37%	2.10%
Michael L. Schwarz(7)	304,450	1.10%	**
Douglas E. Brout(8)	163,556	**	**
Keith L. Downey(9)	139,480	**	**
Randall M. Ell(10)	173,803	**	**
Gregg D. Adzema(11)	108,821	**	**
James M. Allwin(12)	88,500	**	**
Henry H. Fishkind(13)	40,608	**	**
James H. Hance, Jr.(14)	34,994	**	**
Wendy Riches	—	**	**
Nelson Schwab III(13)	48,000	**	**
All Directors and Executive Officers as a Group (13 persons)(15)	3,836,268	12.89%	11.95%
5% Holder
AEW Capital Management(16)	1,618,945	5.90%	5.23%

*	Unless otherwise indicated, the address is: c/o Summit Properties Inc., 309 East Morehead Street, Suite 200, Charlotte, North Carolina 28202.

**	Less than one percent.

(1)	The information in the above table was provided by the persons listed and reflects their beneficial ownership known by the Company as of December 31, 2002. There were 27,436,060 shares of Common Stock outstanding as of such date.

(2)	Assumes that all Common Units held by the person are presented to the Operating Partnership for redemption and acquired by the Company for shares of Common Stock. The total number of shares outstanding used in calculating this percentage assumes that none of the Common Units held by other persons are presented to the Operating Partnership for redemption and acquired by the Company for shares of Common Stock. Options to purchase shares of Common Stock that are exercisable, and shares of Common Stock that an Executive Officer has the right to receive pursuant to his 2002 Stock Award Agreement, each within 60 days of December 31, 2002, are deemed outstanding for computing the ownership of each director or Executive Officer as a percentage of the total number of shares outstanding, but are not deemed outstanding for computing the percentage of any other person.

(3)	Assumes that all Common Units held by the person are presented to the Operating Partnership for redemption and acquired by the Company for shares of Common Stock. The total number of shares of Common Stock and Common Units used in calculating this percentage assumes that all of the Common Units outstanding held by persons other than the Company are presented to the Operating Partnership for redemption and acquired by the Company for shares of Common Stock. The Common Units held by the Company are not included for purposes of this calculation. As of December 31, 2002, there were 3,544,466 Common Units outstanding held by persons other than the Company. Options to purchase shares of Common Stock that are exercisable, and shares of Common Stock that an Executive Officer has the right to receive pursuant to his 2002 Stock Award Agreement, each within 60 days of December 31, 2002, are deemed outstanding for computing the ownership of each director or Executive Officer as a percentage of the total number of shares and Common Units outstanding, but are not deemed outstanding for computing the percentage of any other person.

(4)	The indicated ownership includes 620,313 Common Units, 112,200 shares of Common Stock subject to stock options exercisable within 60 days, 2,653 shares of restricted stock awarded under the 1994 Stock Plan that vested in January 2003, and 156,984 shares of Common Stock owned by certain related family trusts and 70,280 shares of Common Stock owned by a related family foundation, with respect to which 227,264 shares of Common Stock Mr. McGuire disclaims beneficial ownership.

(5)	The indicated ownership includes 596,045 Common Units, 176,400 shares of Common Stock subject to stock options exercisable within 60 days, 5,307 shares of restricted stock awarded under the 1994 Stock Plan that vested in January 2003, and 39,535 shares of Common Stock owned by Mr. Paulsen’s spouse, 91,956 shares of Common Stock owned by certain related family trusts and 75,000 shares of common stock owned by a related family foundation, with respect to which 206,491 shares of Common Stock Mr. Paulsen disclaims beneficial ownership.

(6)	The indicated ownership includes 345,400 shares of Common Stock subject to stock options exercisable within 60 days, 8,250 shares of Common Stock that Mr. LeBlanc has the right to receive pursuant to his 2002 Stock Award Agreement within 60 days and 6,468 shares of restricted stock awarded under the 1994 Stock Plan that vested in January 2003.

(7)	The indicated ownership includes 125,400 shares of Common Stock subject to stock options exercisable within 60 days, 4,125 shares of Common Stock that Mr. Schwarz has the right to receive pursuant to his 2002 Stock Award Agreement within 60 days and 3,820 shares of restricted stock awarded under the 1994 Stock Plan that vested in January 2003.

(8)	The indicated ownership includes 76,800 shares of Common Stock subject to stock options exercisable within 60 days, 2,400 shares of Common Stock that Mr. Brout has the right to receive pursuant to his 2002 Stock Award Agreement within 60 days and 957 shares of restricted stock awarded under the 1994 Stock Plan that vest on various dates in 2003.

(9)	The indicated ownership includes 1,723 Common Units, 31,000 shares of Common Stock subject to stock options exercisable within 60 days, 2,400 shares of Common Stock that Mr. Downey has the right to receive pursuant to his 2002 Stock Award Agreement within 60 days, 6,000 shares of restricted stock awarded under the 1994 Stock Plan that vest in three equal annual installments beginning in January 2003 and 2,192 shares of restricted stock awarded under the 1994 Stock Plan that vest on various dates in 2003.

(10)	The indicated ownership includes 85,400 shares of Common Stock subject to stock options exercisable within 60 days, 2,400 shares of Common Stock that Mr. Ell has the right to receive pursuant to his 2002 Stock Award Agreement within 60 days and 572 shares of restricted stock awarded under the 1994 Stock Plan that vested in January 2003.

(11)	The indicated ownership includes 44,400 shares of Common Stock subject to stock options exercisable within 60 days, 2,400 shares of Common Stock that Mr. Adzema has the right to receive pursuant to his 2002 Stock Award Agreement within 60 days, 2,400 shares of restricted stock awarded under the 1994 Stock Plan that vest in three equal annual installments beginning in January 2003, 389 shares of restricted stock awarded under the 1994 Stock Plan that vested in January 2003 and 7,909 shares of Common Stock held jointly by Mr. Adzema and his spouse.

(12)	The indicated ownership includes 15,000 shares of Common Stock subject to stock options exercisable within 60 days.

(13)	The indicated ownership includes 28,000 shares of Common Stock subject to stock options exercisable within 60 days.

(14)	The indicated ownership includes 28,000 shares of Common Stock subject to stock options exercisable within 60 days and 1,000 shares of Common Stock held jointly by Mr. Hance and his spouse.

(15)	The indicated ownership includes 1,218,081 Common Units, 1,096,000 shares of Common Stock subject to stock options exercisable within 60 days and an aggregate of 21,975 shares of Common Stock that the Executive Officers have the right to receive pursuant to the 2002 Stock Award Agreements within 60 days.

(16)	This information is based upon a Schedule 13G filed jointly by AEW Capital Management, L.P., AEW Capital Management, Inc., AEW Management and Advisors, L.P. and AEW Investment Group, Inc. (collectively, the “AEW Entities”) with the SEC on February 14, 2003 reporting beneficial ownership as of August 29, 2002. Each AEW Entity has sole voting and dispositive power over 1,618,945 shares of Common Stock. The principal business address for the AEW Entities is World Trade Center East, Two Seaport Lane, Boston, Massachusetts 02110.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Business Relationships and Transactions with Management

      Relationships with Bank of America. As discussed above, Mr. Hance is Vice Chairman and Chief Financial Officer of Bank of America, a lending institution that has provided financing and related services to the Company on customary terms and conditions. Bank of America has provided the Company with credit enhancements on certain of the Company’s apartment communities financed with tax-exempt bonds and is a member of a group of banks that provides the Company’s $225 million unsecured credit facility. Bank of America’s commitment amount in connection with such credit facility is $40 million. During 2002, Bank of America invested approximately $600,000 of its $8.8 million commitment in certain historic tax credit ventures with the Company. Bank of America is also the counter-party to a fixed-to-floating interest rate swap with a notional amount of $50 million entered into by the Company in 2002.

      Property Management Fees. Summit Management Company, a subsidiary of the Company through which the Company performs all of its management and leasing activities (the “Management Company”), provides onsite and asset management services to apartment communities held by partnerships in which affiliates of Messrs. McGuire and Paulsen are general partners. During 2002, the Management Company received management fees of $296,487 in the aggregate for the performance of such services. The fees charged by the Management Company to these partnerships were no less than the fees charged to other third-party recipients of such services.

      Airplane Charter Fees. From time to time, the Company charters an airplane from SMT Aviation, which is 100% owned by Mr. Paulsen. During 2002, the Company paid fees of approximately $5,410 to SMT Aviation.

      Employment Arrangements with Messrs. McGuire and Paulsen. The Company entered into an amended and restated employment agreement with Mr. McGuire on August 24, 2001 and with Mr. Paulsen on April 3, 2001, each of which expires on December 31, 2011. Each of the employment agreements provides that the annual base salary of Messrs. McGuire and Paulsen, effective as of January 1, 2002 and for the balance of the term of such agreement, will be $200,000 per year unless Mr. McGuire or Mr. Paulsen, respectively, ceases to be an employee member of the Board of Directors of the Company, in which case such annual base salary shall be reduced to $175,000. Messrs. McGuire and Paulsen also are entitled to participate in the Company’s employee stock option plans and employee benefit plans. During 2002, each of Messrs. McGuire and Paulsen were paid a base salary of $200,000. The Company granted each of Messrs. McGuire and Paulsen options to purchase 5,000 shares of Common Stock, at an exercise price of $22.34, which options vested on May 21, 2002, the date of grant, and expire on May 21, 2012.

      The employment agreements with Messrs. McGuire and Paulsen also provide for certain severance benefits. If the employment of Mr. McGuire or Mr. Paulsen, respectively, is terminated by the Company or such employee for any or no reason prior to the expiration of the term of his agreement, Mr. McGuire or Mr. Paulsen will be entitled to receive his base salary for the remainder of the term of the agreement. In addition, all stock options and restricted stock held by Mr. McGuire or Mr. Paulsen, as the case may be, shall become fully vested upon such termination and, subject to the terms of the 1994 Stock Plan, all such stock options shall remain outstanding for the remainder of their original terms. Under such circumstances, any loan from the Company to Mr. McGuire or Mr. Paulsen, as the case may be, pursuant to the Company’s Employee Loan Program shall continue in place for the remainder of its term.

      In addition, each of Messrs. McGuire and Paulsen has entered into a noncompetition agreement with the Company. Each noncompetition agreement contains substantially the same terms as the noncompetition agreements of the Executive Officers described above under the heading “Compensation of Directors and Executive Officers — Employment and Noncompetition Agreements,” except that each of Messrs. McGuire and Paulsen is required to devote only a portion of his respective business time to the Company.

Loans to Officers and Employees

      The Board of Directors of the Company, including the Compensation Committee thereof, believes that ownership of the Company’s Common Stock by executive officers and certain other qualified employees of the Company and its subsidiaries aligns the interests of such officers and employees with the interests of the stockholders of the Company. To further such goal of aligning the interests of such officers and employees with the interests of the stockholders of the Company, the Board of Directors on September 8, 1997 approved and the Company instituted a loan program. The Board of Directors has amended the terms of the loan program from time to time since its inception. Pursuant to the loan program, the Company has loaned amounts to or on behalf of certain of the Company’s executive officers and key employees (hereinafter, a “Loan”) for one or more of the following purposes: (i) to finance the purchase of Common Stock on the open market at then-current market prices; (ii) to finance an employee’s payment of the exercise price of one or more stock options to purchase shares of Common Stock granted to such employee under the 1994 Stock Plan; or (iii) to finance the annual tax liability or other expenses of an executive officer related to the vesting of shares of Common Stock which constitute a portion of a restricted stock award granted to such executive officer under the 1994 Stock Plan. As a result of recent legislation, the Company is no longer permitted to make loans to its executive officers and, therefore, new issuances to executive officers under the loan program have been terminated. Loans in existence on July 30, 2002 are grandfathered so long as there is no material modification to any term of those Loans, including any renewal.

      Pursuant to the loan program, at no time could the maximum aggregate outstanding balance of Loans to an executive officer exceed $500,000 (unless such limit was otherwise waived by the Board of Directors or the Compensation Committee thereof), and at no time could the maximum aggregate outstanding balance of Loans to a qualified employee exceed $200,000 (unless similarly waived). The Board of Directors has chosen to increase such limit for certain individuals. Prior to the termination of the program for executive officers, the limits were $500,000 for Mr. McGuire, $1,000,000 for Mr. Paulsen, $5,650,000 for Mr. LeBlanc, $3,050,000 for Mr. Schwarz, $1,650,000 for Messrs. Brout, Downey and Ell, and $1,150,000 for Mr. Adzema. Prior to such termination, Loans had been extended to Messrs. McGuire and Paulsen and each of the Company’s executive officers for the purpose of financing the purchase of Common Stock or the payment of the annual tax liability related to the vesting of shares of Common Stock which constitute a portion of a restricted stock award.

      Pursuant to the loan program, the relevant executive officer or employee has executed a Promissory Note and Security Agreement (a “Note”) related to each Loan made by the Company. Each Note bears interest at a rate established on the date of the Note. In all cases, the interest rate is fixed and the Note becomes due and payable in full no later than the tenth anniversary of the Note (the “Maturity Date”). The shares of Common Stock, which are the subject of a Loan, serve as collateral (the “Collateral Stock”) for the Note and will not be released to the relevant executive officer or employee until such time as the Note has been paid in full. In the past, shares of the Collateral Stock were released, from time to time, by the Company to the relevant executive officer or employee to the extent that the fair market value of the remaining shares exceeded the outstanding principal balance of the Loan by a certain percentage determined by the Board of Directors.

      Until the Maturity Date, the executive officer or employee to whom a Loan has been extended will only be required to repay such Loan through the application to the outstanding Loan balance of all dividends and distributions related to the Collateral Stock, first to interest, and the remainder, if any, to outstanding principal. All of the outstanding Loans extended by the Company are full recourse against the applicable executive officer or employee. If the market price of the Company’s Common Stock falls materially below the price at which the shares of stock were purchased, the proceeds of the sale may not be sufficient to repay the Loan. However, since the Loans are full recourse, the Company has the right to collect any additional amount owed directly from the executive officer or employee to the extent such executive officer or employee is able to pay such amount.

      Generally, the outstanding principal balance of a Loan becomes due and payable, among other circumstances, within 120 days after termination of the employment with the Company of the executive officer or employee to whom such Loan has been extended. However, as discussed above, the employment agreements with Messrs. McGuire and Paulsen provide that any Loan from the Company to Mr. McGuire or Mr. Paulsen, as the case may be, shall continue in place for the remainder of its term in the event of any such termination. In addition, Loans from the Company to each of Mr. LeBlanc and Mr. Schwarz in the aggregate original principal amounts of $1,961,065 and $927,310, respectively, shall continue in place for their terms if such executive officer’s employment is terminated by the Company without “cause” or following a “change in control” of the Company. As of December 31, 2002, the aggregate outstanding principal balance of such Loans was $1,690,655 for Mr. LeBlanc, with respect to which 68,663 shares of Common Stock serve as collateral, and $817,026 for Mr. Schwarz, with respect to which 32,914 shares of Common Stock serve as collateral.

      From the inception of the loan program through December 31, 2002, the Company extended Loans totaling approximately $25,319,933 to its executive officers and employees, including Loans with the aggregate original principal amounts of $499,814 to Mr. McGuire, $999,995 to Mr. Paulsen, $5,611,000 to Mr. LeBlanc, $2,976,840 to Mr. Schwarz, $1,664,855 to Mr. Brout, $1,664,849 to Mr. Downey, $1,664,586 to Mr. Ell, and $1,166,999 to Mr. Adzema. At no time did the aggregate outstanding balances of these Loans exceed the individual loan maximums set forth above.

•	Loans to Messrs. McGuire and Paulsen in the original principal amounts of $499,814 and $999,995, respectively, bear interest at 6.21% per year (made in January 2000). As of December 31, 2002, the principal amount outstanding was $449,108 and $898,547 with respect to which 26,280 and 52,579 shares of Common Stock serve as collateral, respectively.

•	Loans to Mr. LeBlanc in the original principal amount of (i) $960,578 bear interest at 5.57% per year (made in August 1998), (ii) $1,000,487 bear interest at 4.71% per year (made in February 1999), (iii) $999,995 bear interest at 6.21% per year (made in January 2000), and (iv) $2,649,940 bear interest at 4.65% per year (made in April 2002). As of December 31, 2002, the aggregate principal amount outstanding was $5,218,452 with respect to which 235,404 shares of Common Stock serve as collateral.

•	Loans to Mr. Schwarz in the original principal amount of (i) $404,044 bear interest at 6.13% per year (made in January 1998), (ii) $55,838 bear interest at 5.68% per year (made in July 1998), (iii) $17,425 bear interest at 5.56% per year (made in August 1998), (iv) $450,004 bear interest at 4.71% per year (made in February 1999), (v) $499,969 bear interest at 6.21% per year (made in January 2000), (vi) $57,750 bear interest at 6.40% per year (made in May 2000), (vii) $99,973 bear interest at 6.33% per year (made in August 2000), (viii) $91,843 bear interest at 6.01% per year (made in November 2000), and (ix) $1,299,994 bear interest at 4.65% per year (made in April 2002). As of December 31, 2002, the aggregate principal amount outstanding was $2,797,711 with respect to which 125,905 shares of Common Stock serve as collateral.

•	Loans to Mr. Brout in the original principal amount of (i) $90,000 bear interest at 5.27% per year (made in July 1999), (ii) $750,011 bear interest at 6.21% per year (made in January 2000), (iii) $125,032 bear interest at 5.07% per year (made in February 2001), and (iv) $699,812 bear interest at 4.74% per year (made in June 2002). As of December 31, 2002, the aggregate principal amount outstanding was $1,559,338 with respect to which 77,868 shares of Common Stock serve as collateral.

•	Loans to Mr. Downey in the original principal amount of (i) $90,000 bear interest at 4.64% (made in January 1999), (ii) $15,000 bear interest at 5.27% (made in July 1999), (iii) $750,011 bear interest at 6.21% (made in January 2000), (iv) $109,843 bear interest at 6.01% (made in November 2000), and (v) $699,995 bear interest at 4.65% (made in April 2002). As of December 31, 2002, the aggregate principal amount outstanding was $1,554,994 with respect to which 77,537 shares of Common Stock serve as collateral.

•	Loans to Mr. Ell in the original principal amount of (i) $50,000 bear interest at 5.98% per year (made in April 1998), (ii) $50,000 bear interest at 4.64% per year (made in January 1999), (iii) $8,000 bear interest at 6.30% per year (made in January 2000), (iv) $125,354 bear interest at 6.21% per year (made in January 2000), (v) $125,045 bear interest at 6.40% per year (made in May 2000), (vi) $499,160 bear interest at 6.01% per year (made in November 2000), (vii) $107,032 bear interest at 5.07% per year (made in February 2001), and (viii) $699,995 bear interest at 4.65% (made in April 2002). As of December 31, 2002, the aggregate principal amount outstanding was $1,595,654 with respect to which 71,650 shares of Common Stock serve as collateral.

•	Loans to Mr. Adzema in the original principal amount of (i) $85,000 bear interest at 5.68% (made in July 1998), (ii) $21,000 bear interest at 5.27% (made in July 1999), (iii) $250,004 bear interest at 6.21% (made in January 2000), (iv) $111,000 bear interest at 5.07% (made in February 2001), and (v) $699,995 bear interest at 4.65% per year (made in April 2002). As of December 31, 2002, the aggregate principal amount outstanding was $1,109,379 with respect to which 51,323 shares of Common Stock serve as collateral.

OTHER MATTERS

Independent Auditors

      The accounting firm of Deloitte & Touche LLP has served as the Company’s and its predecessors’ independent auditors since August 15, 1993. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Solicitation of Proxies

      The cost of solicitation of proxies in the form enclosed herewith will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

Stockholder Proposals

      Stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for the 2004 annual meeting of stockholders must be received in writing by the Company by November 22, 2003. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposals should be mailed to: Summit Properties Inc., 309 East Morehead Street, Suite 200, Charlotte, North Carolina 28202, Attention: Secretary.

      Stockholder proposals to be presented at the 2004 annual meeting of stockholders, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8, must be received in writing by the Company not earlier than January 14, 2004 nor later than February 13, 2004, unless the 2004 annual meeting of stockholders is scheduled to take place on or before March 13, 2004. The Company’s Bylaws provide that any stockholder wishing to nominate a director or have a stockholder proposal, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in the Bylaws, to the Company not less than 90 days nor more than 120 days prior to the anniversary of the immediately preceding annual meeting of stockholders (the “Anniversary Date”); provided, however, that in the event that the annual meeting is scheduled to be held more than 60 calendar days prior to the Anniversary Date, such nominations or proposals must be delivered to the Company not earlier than 120 days or later than 90 days prior to the earlier date or, if later, the tenth day following the date on which public announcement of the date of such meeting is first made. Notwithstanding the foregoing, in the event the number of directors of the Company is increased and there is no public announcement made by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the Anniversary Date, stockholder nominations for such directors may be delivered to the Company not later than the tenth day following the date on which such public announcement is first made by the Company. Proposals must also comply with the other requirements contained in the Company’s Bylaws, including supporting documentation and other information. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority. Any such proposals should be mailed to: Summit Properties Inc., 309 East Morehead Street, Suite 200, Charlotte, North Carolina 28202, Attention: Secretary.

Other Matters

      The Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

      REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

. FOLD AND DETACH HERE .

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS OF SUMMIT PROPERTIES INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND

MAY BE REVOKED PRIOR TO ITS EXERCISE.

The undersigned hereby appoints Steven R. LeBlanc and Michael G. Malone, and each of them acting separately, proxies, each with full power of substitution, for and in the name of the undersigned at the Annual Meeting of Stockholders of Summit Properties Inc. (the “Annual Meeting”) to be held on Tuesday, May 13, 2003 and at any and all adjournments and postponements thereof, to vote all shares of the capital stock of Summit Properties Inc. held of record by the undersigned on March 5, 2003, as if the undersigned were present and voting shares. The undersigned hereby revokes any proxy previously given in connection with such meeting and acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and the 2002 Annual Report to Stockholders.

1.	To elect one Class I director of the Company to serve until the 2004 annual meeting of stockholders and three Class III directors of the Company to serve until the 2006 annual meeting of stockholders and until their respective successors are duly elected and qualified. Nominees:

Class I Director:
Wendy Riches	FOR [ ]	WITHHELD [ ]
Class III Directors:
James M. Allwin	FOR [ ]	WITHHELD [ ]
William B. McGuire, Jr.	FOR [ ]	WITHHELD [ ]
William F. Paulsen	FOR [ ]	WITHHELD [ ]

2.	To consider and act upon any matters incidental to the foregoing or any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

(CONTINUED ON OTHER SIDE)

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THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED FOR EACH NOMINEE NAMED IN PROPOSAL 1 ABOVE AND IN ACCORDANCE WITH THE PROXIES’ DISCRETION ON SUCH OTHER BUSINESS THAT MAY PROPERLY BE BROUGHT BEFORE THE ANNUAL MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

DATED _______________________________________, 2003

(Signature)

(Signature if held jointly)

(Please date this Proxy and sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If there is more than one trustee, all should sign. All joint owners should sign.)

I PLAN TO ATTEND THE MEETING [ ]